Exhibit 99.1



            U. S. STEEL COMPLETES PURCHASE OF LONE STAR TECHNOLOGIES

     PITTSBURGH, June 14, 2007 - United States Steel Corporation (NYSE: X)

announced today the completion of its acquisition of Lone Star Technologies,

Inc. (NYSE: LSS).

     Commenting on the acquisition, U. S. Steel Chairman and CEO John P. Surma said, "This acquisition significantly expands our tubular product offerings, our production capacity and our geographic footprint. We welcome Lone Star's employees, customers and communities to the U. S. Steel family."

     U. S. Steel plans to combine the operations of Lone Star with U. S. Steel's

Tubular Division under the leadership of Joseph Alvarado, who served as

President and Chief Operating Officer of Lone Star.  Mr. Alvarado has been named

Vice President-Tubular Operations of U. S. Steel.

     The aggregate purchase price is approximately $2.1 billion, which U. S.

Steel financed through a combination of cash on hand and financing under its existing receivables program, new bank facilities and a portion of the proceeds of its recent offering of $1.1 billion in senior unsecured notes.

     Lone Star shareholders will receive $67.50 in cash for each issued and outstanding share of Lone Star.  U. S. Steel has appointed Mellon Investor

Services LLC as paying agent for this transaction. Lone Star shareholders of record will be receiving a letter of transmittal and other instructions from

Mellon and should submit their share certificates in accordance with the instructions. Lone Star shareholders who hold their stock through a broker, bank or other nominee should contact their broker, bank or other nominee concerning receipt of payment for their shares.

                                      -oOo-

For more information about U. S. Steel, visit www.ussteel.com.